SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               IPSWICH BANCSHARES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                                                                  March 22, 2000

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Ipswich Bancshares, Inc., to be held on Wednesday, April 26, 2000 at 4:00 p.m., local time, at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts.

        At the Annual Meeting you will be asked to consider and vote upon the election of three directors to the Board of Directors of the Company.

        The Board of Directors has fixed the close of business on Monday, March 6, 2000 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

        The officers and directors look forward to greeting you personally at the Annual Meeting. However, whether or not you plan to attend personally and regardless of the number of shares you own, it is important that your shares be represented.

        YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE.

                                         Very truly yours,


                                          /S/David L. Grey
                                         -----------------
                                         David L. Grey
                                         President and Chief Executive Officer

                            IPSWICH BANCSHARES, INC.

                                23 Market Street
                          Ipswich, Massachusetts 01938

                                 (978) 356-7777

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held on April 26, 2000

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Ipswich Bancshares, Inc. (the "Company") will be held on Wednesday, April 26, 2000 at 4:00 p.m., local time, at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts, for the following purposes:

         1.  To elect three Directors of the Company.

         2. To transact such other business as may properly come before the meeting and any adjournment or postponements thereof.

        The Board of Directors has fixed the close of business on Monday, March 6, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof.

                                            By Order of the Board of Directors

                                            Mariell Lyons, Clerk

Ipswich, Massachusetts

March 22, 2000

        Whether or not you plan to attend the Annual Meeting in person, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

                            IPSWICH BANCSHARES, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                     To be held on Wednesday, April 26, 2000


        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ipswich Bancshares, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts, on Wednesday, April 26, 2000 at 4:00 p.m., local time, and at any adjournments thereof.

            VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Record Date

        This Proxy Statement and the accompanying Notice and Proxy are first being mailed to stockholders of the Company on or about March 22, 2000 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on Monday, March 6, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof (the "Record Date"). As of the Record Date, there were 2,525,427 shares of common stock, par value $.10 per share (the "Common Stock"), issued, outstanding, and entitled to vote at the Annual Meeting. The holders of the Common Stock outstanding at the close of business on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted to the Annual Meeting or any adjournments thereof.

Quorum; Stockholder Vote Required

        The presence, in person or by proxy, of at least a majority in interest of all Common Stock issued, outstanding, and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares present and voting is necessary to elect each director.

        Votes withheld from any nominee and abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers have discretionary voting power with respect to the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Votes will be tabulated by Francis Kenney, Senior Vice President, Chief Financial Officer and Treasurer of the Company. The vote on each matter submitted to stockholders will be tabulated separately.

Proxies

        Stockholders of the Company are requested to complete, date, sign, and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the

Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted FOR the election as directors of the three persons identified in this Proxy Statement.

        Any properly completed proxy may be revoked at any time before the commencement of voting on any matter at the Annual Meeting or any adjournment thereof by giving written notice of revocation to the Clerk of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                ANNUAL REPORT TO STOCKHOLDERS; OTHER INFORMATION

        The Company's Annual Report to Stockholders, including the audited consolidated balance sheets of the Company as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years in the period ended December 31, 1999, accompanies this Proxy Statement. The Company's Annual Report to
Stockholders includes the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (excluding exhibits), as filed with the SEC.

                 FORMATION OF THE COMPANY AS THE HOLDING COMPANY
                             OF IPSWICH SAVINGS BANK

        The Company was incorporated under Massachusetts law in 1999 at the direction of Ipswich Savings Bank (the "Bank") for the purpose of becoming the holding company of the Bank. Pursuant to a Plan of Reorganization and Acquisition, the Company became the owner of all of the issued and outstanding shares of the Bank's common stock, par value $.10 per share, and each issued and outstanding share of the Bank's common stock was converted into one share of common stock of the Company. Because the Reorganization was not completed until July 1, 1999, the Company was active for only part of 1999. For purposes of this Proxy Statement, unless the context otherwise requires, the term "Company" refers to Ipswich Bancshares, Inc. and the Bank.

                              ELECTION OF DIRECTORS

        The Company is governed by a Board of Directors consisting of eight members. The Board is divided into three classes, as nearly equal in number as possible, with the directors in each class generally serving a term of three years and until their successors are elected and qualified. As the term of one class expires, a successor class is elected by the stockholders at the annual meeting for that year. In addition, up to two directors may be elected by vote of a majority of directors then in office.

         The Nominating Committee of the Board of Directors selected and recommended nominees for election as directors. The Board has nominated William
M. Craft, David L. Grey and John H. Morrow to serve as directors for a three-year term. Messrs. Craft, Grey and Morrow currently serve as directors of the Company.

        Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of the three nominees, to hold office until the 2003 annual meeting of stockholders or special meeting in lieu thereof and until their respective successors are elected and qualified. If the proxy withholds authority to vote for one or more nominees for director, the stockholder's instructions will be followed.

        The Company has no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE THREE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Information Regarding Directors and Nominees

        The following table sets forth certain information (as of March 22, 2000) regarding the current directors of the Company and the nominees for director.

                Name               Age    Director Since*   Expiration of Term
                ----               ---    --------------    ------------------
      **William M. Craft            58         1992                2000
        Thomas A. Ellsworth         61         1992                2001
        William E. George           67         1991                2002
     ** David L. Grey               46         1989                2000
        Mark L. Klaman              49         1997                2001
      **John H. Morrow              67         1990                2000
        Lawrence J. Pszenny         56         1991                2002
        William J. Tinti            60         1998                2001
------------------

  * Includes service as a trustee of the Bank prior to its conversion from the mutual to stock form of ownership on May 25, 1993 (the "Conversion") and as a director of the Bank from the date of the Conversion to the establishment of the Company as the holding company of the Bank on July 1, 1999. All directors of the Company are also directors of the Bank.

  **Nominees

        The principal occupation of each director and nominee for director for at least the past five years is set forth below.

        William M. Craft is Senior Partner at the Eaton Cummings Group, a strategic planning and management consulting group. From 1973 until 1998, Dr. Craft was associated with Bunker Hill Community College (Boston, Massachusetts), where he served as the Vice

President for Planning and Development from 1990 until 1998. Dr. Craft has been a member of the Town of Ipswich Finance Committee since 1976 and served as Chairman from 1986 to 1992. Since April 1996, Dr. Craft has served as a consultant to the American Management Association. He is also a former director of the Ipswich Historical Society.

        Thomas A. Ellsworth was with ITT Sheraton Corporation (Boston, Massachusetts) from 1965 until 1992, serving from 1980 as Senior Vice President and Director of Real Estate. Currently he is a principal of PKF Hospitality Investments (Essex, Massachusetts), a consulting and brokerage firm specializing in hotels and resort real estate. He serves on the Chairman's Committee of the Trustees of Reservations and the Board of Directors of the Essex County Greenbelt and is a Trustee of the Massachusetts Land Conservation Trust.

        William  E.  George  held  executive   sales  and  marketing   positions
throughout his 37-year career in the metal distribution industry. The most extensive part of this service was with the Zurbach Steel Corp. (Salem, New Hampshire), where he served as President and a member of the Board of Directors from 1985 until 1987, when the company was sold. He then served in an advisory and sales capacity both for Zurbach Steel and later for Edgcomb Metals (Nashua, New Hampshire) until his retirement in 1992. Mr. George has been and continues to be involved in many civic activities, both public and private. In 1997, he chose not to run for re-election and retired from the Ipswich Board of Selectmen after 15 years of service, including three years as Chairman of the Board.

        David L. Grey has served as President and Chief Executive Officer of the Company since its formation on February 13, 1999 and of the Bank since November 1989. He joined the Bank as Executive Vice President and Chief Financial Officer in April 1986 and held that position until elected to his current positions. Previously, Mr. Grey had been employed at First Colonial Bank (Lynn, Massachusetts) from 1982 until 1986, where he served as Vice President, Treasurer and Chief Financial Officer from 1984 to 1986. Mr. Grey is a Corporator with the Boy's Club (Lynn, Massachusetts) and President of the Ipswich Savings Bank Educational Foundation.

        Mark L. Klaman has been a partner in Mr. Tux, New England's largest formal-wear chain, since 1979. Since 1983 he has also been a partner in Centercorp Retail Properties, which has developed and owns and manages a portfolio of retail properties throughout New England. Mr. Klaman serves on the Board of Trustees of Success, Inc., a private fund-raising organization for the Swampscott Public School system.

         John H. Morrow has been Vice President of Hastings-Tapley Insurance Agency (Cambridge, Massachusetts) since 1984. Mr. Morrow is a past President of the Rotary Club of Ipswich. He is Secretary of the Ipswich Business Association and has participated in many community activities throughout his career.

        Lawrence J. Pszenny has been the Senior Vice President - Finance for Bickford's Family Restaurants (Boston, Massachusetts) since April 1993. Prior to that date, he was Vice President - Finance and Treasurer since 1976. Prior to 1976, Mr. Pszenny practiced as a Certified Public Accountant. Mr. Pszenny's civic and community activities include President, Board of Trustees, Stephen Caldwell Memorial Convalescent Home; Secretary, Board of Trustees, Friends of Caldwell Nursing Home; member, Board of Trustees, Ipswich Public Library; and former member and Chairman, Town of Ipswich Finance Committee. He was also a member of the Town of Ipswich Board of Selectmen from 1979 through 1987.

        William J. Tinti has been President of the law firm of Tinti, Quinn, Grover & Frey P.C. (Salem, Massachusetts) since 1982. Prior to that date, Mr. Tinti served as a legislative assistant to Congressman Michael J. Harrington; served as City Solicitor of the City of Salem for nine years; and served as Commissioner of the Massachusetts Historical Commission for six years. Mr. Tinti's civic activities include service on the Board of Overseers of the Peabody-Essex Museum; as Clerk of the Essex National Heritage Commission, Inc.; as Vice President of the Brookhouse Home; as Chairman of the Salem Partnership; on the Board of Trustees of the North Shore Music Theatre; and on the Board of the North Shore Chamber of Commerce.

Committees and Meetings of the Board of Directors

        The business of the Board of Directors of the Company is conducted through regular meetings as well as through committees. The Board of Directors of the Company met four times and the Board of Directors of the Bank met 12 times during 1999. Each incumbent director attended at least 75% of all meetings of the Company's Board and of the Bank's Board and any committees of the Board of which he was a member. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, a Strategic Planning Committee and an Asset/Liability and Funds Management Committee. Each of these committees also serves as a committee of the Bank. Set forth below is a description of certain of the committees of the Board.

        The Executive Committee exercises general control and supervision of all matters pertaining to the Company, subject to the direction of the Board of Directors. The Executive Committee, which meets a minimum of twice each month, consists of directors George (Chairman), Grey and Pszenny. The Executive Committee met 24 times during 1999.

        The Audit Committee reviews internal financial reports prepared by management and financial and auditing reports of the independent auditor. This committee consists of directors Morrow (Chairman), Ellsworth and Pszenny. This committee meets a minimum of four times per year. The Audit Committee met four times during 1999.

        The Compensation Committee reviews compensation issues and also administers the Company's stock option plans and recommends the granting of stock options and other awards to persons eligible thereunder. The committee consists of directors George (Chairman), Grey, Morrow and Pszenny. This committee met one time during 1999.

        The Nominating Committee's responsibility is to formulate a slate of officers and directors for presentation for election annually. This committee meets at least once per year. The committee consists of directors George (Chairman), Tinti, Grey and Pszenny. The Nominating Committee met once during 1999.

        The Strategic Planning Committee reviews the strategic direction of the Company, analyzing entry into business lines and branch locations. The committee assesses the financial impact of strategic decisions and reviews the impact in the capital markets. The committee consists of directors Craft (Chairman), Grey, Klaman, Pszenny and George and Francis Kenney, Senior Vice President, Treasurer and Chief Financial Officer of the Company, and Thomas R. Girard, Senior Vice President of the Bank. It met once in 1999.

        The Asset/Liability and Funds Management Committee directs the overall acquisition and use of the Company's funds, with the goal of maximizing net interest margins while maintaining reasonable levels of risk. The committee's members are directors Klaman, Grey and Craft and Francis Kenney (Chairman), Senior Vice President, Treasurer and Chief Financial Officer of the Company, and Thomas R. Girard, Senior Vice President of the Bank. This committee met three times during 1999.

Compensation of Directors

        Each director receives a retainer of $2,400 per year, payable monthly, and $300 for each Board meeting attended. Directors do not receive additional fees for attendance at meetings of the Company's Board that are held immediately prior to or after a Bank Board meeting. The Executive Committee meets a minimum of twice each month and each member receives a retainer of $11,000 per year (in the case of the Chairman, $13,750), payable monthly, and $375 for each meeting attended. Members of the Audit, Compensation, Nominating, Strategic Planning and Asset/Liability and Funds Management Committees receive $350 for each meeting attended. The Company has a deferred compensation plan pursuant to which directors may defer all or a portion of the fees that they receive as committee or Board members. Directors who are employees of the Company or the Bank do not receive compensation for their services as directors.

                                   MANAGEMENT
Executive Officers

        The names, ages (as of March 22, 2000) and business experience during at least the last five years of each of the executive officers of the Company and the Bank is set forth below.

        David L. Grey, age 46, is President and Chief Executive Officer and a director of both the Company and the Bank. For biographical information concerning Mr. Grey, see "Election of Directors - Information Regarding Directors and Nominees" above.

        Richard P. Duffett, age 49, became Senior Vice President of Operations of the Bank in October 1997. Prior to joining the Bank, he served as Vice President for Loan Servicing and Deposit Operations at Family Bank from 1991 to 1997 and as Assistant Vice President from 1983 to 1991. Mr. Duffett serves on the Board of the Ipswich Business Association.

        Thomas R. Girard, age 38, has been Senior Vice President/Mortgage Originations of the Bank since November 1997. He served as Vice President/Mortgage Originations of the Bank from January 1993 to October 1997 and as Special Assets Manager from January 1991 to December 1992. Mr. Girard currently serves as a director of the North Andover Educational Foundation.

        Francis Kenney, age 41, has held the positions of Senior Vice President, Chief Financial Officer and Treasurer of the Company since its formation on February 12, 1999. He has been Senior Vice President and Chief Financial Officer of the Bank since February 1995 and Treasurer since December 1994. Prior to the latter date, he served as Assistant Vice President and Controller from November 1993 to November 1994. Mr. Kenney is a member of the Boston Chapter of the Institute of Management Accountants. Mr. Kenney currently serves as a director of the Ipswich Savings Bank Educational Foundation.

        All executive officers hold office until the first meeting of the Board of Directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless, with respect to executive officers other than the President and Treasurer, a shorter term is specified in the vote appointing them.

Executive Compensation

        Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company and the Bank with respect to the Chief Executive Officer and the Company's and the Bank's most highly compensated officers other than the Chief Executive Officer who served as officers at the end of fiscal 1999 and whose annual compensation exceeded $100,000 for fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term           All Other
                                      Annual Compensation            Compensation       Compensation
                                                                                             (1)
                              ----------------------------------     ------------      ---------------
Name and                                            Other Annual      Securities
Principal Position     Year     Salary   Bonus (2)  Compensation      Underlying
------------------     ----     ------   ---------  ------------      ----------
                                                        (3)             Options
                                                                        -------

David L. Grey          1999   $ 212,000  $  84,000        --             50,000           $71,564
   President and       1998     200,000     80,000        --                 --            69,614
Chief                  1997     151,769     60,893        --             30,000            69,039
   Executive Officer
   of the Company
   and the Bank

Thomas R. Girard       1999   242,344(4)     5,500        --             10,000             5,000
   Senior Vice         1998   300,357(4)     1,500        --                 --             3,804
   President of the    1997   162,783(4)     9,000        --              5,000             3,705
   Bank



Francis Kenney         1999       86,500    17,300        --             10,000             3,075
  Senior Vice          1998       80,000    16,000        --                 --             2,790
  President, Chief     1997       65,000    13,000        --              5,000             1,900
  Financial Officer
  and Treasurer of
  the Company and
  the Bank

---------------------

(1) For Mr. Grey in 1999, includes premium on a variable life insurance policy on Mr. Grey's life in the amount of $60,000 (see description under "Retirement Benefit"), payment of life insurance premiums in the amount of $1,680, the Bank's contribution to Mr. Grey's 401(k) retirement plan in the amount of $5,000 and payment of supplemental disability insurance premiums in the amount of $4,884. For Messrs. Girard and Kenney, represents the Bank's contribution to each of their 401(k) retirement plans.

(2) Bonuses reported for 1998 and 1997 were earned in the year reported, but paid in the following year. The bonus reported for Mr. Girard in 1999 includes $4,000 earned in 1998 but paid in 1999.

(3) Omitted since amounts are below the threshold required to be disclosed.

(4) Represents commissions paid to Mr. Girard based on his own loan originations and the originations of the Bank's mortgage sales force.

       Option Grants. The following Table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1999 by the Company to the executive officers named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   Potential
                                                                                Realizable Value
                                       Individual Grants                           at Assumed
                     ---------------------------------------------------         Annual Rates of
                       Number of    Percent of                                    Stock Price
                      Securities  Total Options                                 Appreciation for
                      Underlying    Granted to    Exercise                       Option Term (2)
                       Options     Employees in     Price      Expiration       ----------------
Name                   Granted     Fiscal Year   ($/Sh)(1)        Date         5%             10%
----                  ---------    ------------ -----------     ---------    -------      -----------
David L. Grey           50,000      47.28%         $10.25      05/18/09     $322,309      $816,793

Thomas R. Girard        10,000       9.46%          10.25      05/18/09       64,462       163,359

Francis Kenney          10,000       9.46%          10.25      05/18/09       64,462       163,359

---------------------

(1) Stock options were granted under the Company's 1998 Stock Incentive Plan, at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Company's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts shown will be received by the individuals.

        Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 1999 and stock options held as of December 31, 1999 by the executive officers named in the Summary Compensation Table:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                        AND FISCAL YEAR-END OPTION VALUES

                                                                 Value of Unexercised
                                   Number of Unexercised         In-the-Money Options
                                 Options at Fiscal Year-End      at Fiscal Year-End(1)
                      Shares     --------------------------      ---------------------
                     Acquired
                        on        Value
    Name             Exercise   Realized   Exercisable  Unexercisable   Exercisable  Unexercisable
    ----             --------   --------   -----------  -------------   -----------  -------------
    David L. Grey     120,000       0       100,000          0            $85,000        --

    Thomas R. Girard        0       0         8,376        8,750           12,695        --

    Francis Kenney      8,250       0        12,250        8,750           25,500        --

---------------------

(1) Value is based on the last sales price of Common Stock  ($10.00) on December

     31, 1999 as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

Compensation Committee Report

         Set forth below is a report that reflects the work of the Compensation Committee, a committee comprised of members of the Board of Directors of the Company. The Company's Executive Compensation Program and its stock option plans are administered by the Committee, which is composed of David L. Grey, Lawrence
J. Pszenny, John H. Morrow and William E. George (Chairman).

Executive Compensation Philosophy

        The Committee's philosophy of executive compensation is (i) to provide competitive levels of compensation that integrate pay with the individual executive's performance and the Company's annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business initiatives and reward them for their achievement; (iii) to provide compensation opportunities and benefits which are comparable to those offered by other financial institutions, thus allowing the Company to compete for and retain talented executives, who are critical to the Company's long-term success; and
(iv) to align the interests of key executives with the long-term interests of shareholders in the enhancement of shareholder value through stock option awards that can result in the ownership of Common Stock.

        At present, compensation of the Company's Chief Executive Officer and two other executive officers is composed of the following elements: annual base salary, annual performance incentives in the form of cash bonuses and long-term performance incentives in the form of stock option awards under the Company's stock option plans. Compensation of the Senior Vice President/Originations is composed of commissions on his own originations and the originations of the Bank's mortgage sales force. This executive is also eligible for annual performance incentives in the form of cash bonuses and long-term performance incentives such as stock option awards.

        Each year the Committee reviews the performance of the Chief Executive Officer and each other executive officer in light of the individual's and the Company's overall performance. The specific measure of corporate performance that was evaluated by the Committee in making compensation awards for fiscal 1999 for the Company's Chief Executive Officer and for Messrs. Duffett and Kenney was the Company's return on stockholders' equity as measured against all publicly held Massachusetts thrifts, including thrifts held in the holding company form of organization (75% of the Chief Executive Officer's cash bonus and 50% of Messrs. Duffett's and Kenney's cash bonus is dependent on this measure). Payment of the remaining amount of the bonus is measured against written performance objectives established by the Committee for each individual officer at the beginning of each year. Mr. Girard's bonus is based on meeting certain market share goals for mortgage originations in Essex County.

Annual Salaries

        The annual base salaries for executives are intended to be competitive with other Massachusetts financial institutions. The Committee reviews management's recommendations regarding annual salary, annual bonuses, and other benefits and incentives as part of its overall planning. With respect to salaries and awards for executive officers, the Committee also consults with the Chief Executive Officer.

Incentive Programs

        The Company's incentive compensation programs combine short-term incentives in the form of cash bonuses and stock-based long-term incentives in the form of awards of stock options. Annual bonuses are intended to recognize and reward individual contributions. Stock options align the interests of executives and shareholders by providing value to the executive when the Company's stock price increases. Thus, stock option grants provide an incentive for the executive to manage the Company from the perspective of an owner with an equity stake in the business. Stock options are intended to reward officers for long-term appreciation in the value of the Company's stock. Individual stock option awards are primarily based upon the recipient's individual performance.

Compensation of the Chief Executive Officer

        David L. Grey's compensation for fiscal year 1999 consisted of his annual base salary and a cash bonus. Seventy-five percent of Mr. Grey's cash bonus was based on the Company's return on equity as measured against all other publicly-held Massachusetts thrifts (including those held in the holding company form of organization). Net income rose from $2.6 million during 1998 to $3.3 million during 1999. For the fifth consecutive year, the Company's return on equity has exceeded 20%. Mr. Grey's overall compensation was also compared to that of the chief executive officers of similarly sized institutions.

        The Committee received assistance in formulating Mr. Grey's compensation plan by an outside compensation consultant. Based upon a review of compensation at numerous peer institutions and a recommendation by the Company's compensation consultant, it was determined that it was appropriate that Mr. Grey continue to be provided with supplemental pension benefits to help replace the defined pension plan that was terminated during 1991 in order to further the recapitalization of the Bank.

Compensation of Other Executive Officers

        The 1999 compensation of the Company's and the Bank's other executive officers was based upon the achievement of both the Company and individual performance goals. As Senior Vice President, Chief Financial Officer and Treasurer, Francis Kenney's compensation was based on overall management of the financial function at the Company, including management of the Company's interest rate risk. Senior Vice President Thomas Girard's compensation was based upon the origination of residential mortgage loans and management of the Bank's mortgage loan sales force. Richard Duffett, Senior Vice President, was compensated based upon the efficiencies in the Company's operations, computer system and Year 2000 readiness.

Compensation Committee:      David L. Grey
                             John H. Morrow
                             Lawrence J. Pszenny
                             William E. George, Chairman

Compensation Committee Interlocks and Insider Participation

        William E. George, David L. Grey, John H. Morrow and Lawrence J. Pszenny served as members of the Company's Compensation Committee during 1999. Messrs. George, Morrow and Pszenny have no relationships with the Company other than their relationship to the Company as Directors entitled to the receipt of standard compensation as Directors and members of certain committees of the Board and their relationship to the Company as stockholders. Mr. Grey is the President and Chief Executive Officer of the Company and the Bank. He does not participate in deliberations involving his own compensation, including the grant of options and other benefits. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on the board of directors or on that entity's compensation committee.

Performance Graph

[GRAPHIC - GRAPH PLOTTED POINTS LISTED BELOW]

                              Period Ending
                             ------------------------------------------------------------
Index                         12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
-----                         --------  --------  --------  --------  --------  --------
Ipswich Bancshares, Inc.       100.00    181.59    268.35    747.96    492.42    467.27
S&P 500                        100.00    137.58    169.03    225.44    289.79    350.78
SNL Trift Index                100.00    155.74    202.92    345.28    303.68    248.07


        The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index (the S&P 500) and a published industry index (the SNL Securities Thrift Index) for each of the most recent five fiscal years. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 1, 1995. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect three-month end dates and do not reflect fluctuations between those dates.

Employment and Severance Agreements with Named Executive Officers

        On June 18, 1997, the Bank entered into a new employment agreement with David L. Grey, which amended and restated his previous employment and severance agreement with the Bank dated November 13, 1989, as amended September 23, 1992. The agreement was amended and restated as of June 17, 1998 to make certain minor changes and again on May 18, 1999, to reflect the formation of the Company as the holding company of the Bank, among other things. The initial term of the agreement is three years, with the term automatically extended by one day for each day that Mr. Grey is employed by the Company and the Bank. The agreement provides for an annual base salary that was initially set at $145,000, but is subject to increase from time to time (which increased amount becomes a floor below which Mr. Grey's annual base salary may not fall during the term of the agreement), and certain other benefits, including an automobile allowance and payment of the annual premiums on certain life insurance and supplemental disability insurance policies ("Additional Benefits"). If Mr. Grey terminates his employment for Good Reason (as defined below) or if the Company or the Bank terminates his employment without cause, Mr. Grey will be entitled to a severance benefit equal to three times the sum of (i) Mr. Grey's then current annual base salary, (ii) the highest annual bonus paid to him during the three fiscal years preceding the termination of employment, and (iii) the highest annual payments that the Bank made to Mr. Grey for Additional Benefits during the three fiscal years preceding the termination of employment. As of November 13, 1999, Mr. Grey's annual base salary is $230,000.

        "Good Reason" is defined in Mr. Grey's employment agreement to include failure of the Boards of Directors of the Company and the Bank to elect Mr. Grey to the office of President and Chief Executive Officer of the Company and the Bank, respectively, diminution of Mr. Grey's annual base salary, a significant change in the nature or scope of Mr. Grey's responsibilities or an uncured breach by the Bank of any of the provisions of the agreement. It also includes the following events if they occur within two years following a change in control (as defined in the agreement): failure by the Bank to continue to provide Mr. Grey with benefits substantially similar to those available to him prior to the change in control; a reasonable determination by Mr. Grey that, as a result of a change in control, he is unable to exercise the responsibilities exercised by him immediately prior to the change in control or that his working conditions have significantly worsened; or the failure of the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement.

        The Bank entered into an employment agreement with Francis Kenney on June 18, 1997, which was amended and restated on June 17, 1998 and on again on May 18, 1999, to reflect the formation of the Company as the holding company of the Bank, among other things. The initial term of the agreement is 18 months, with the term automatically extended by one day for each day that Mr. Kenney is employed by the Company and the Bank. The agreement provides for an annual base salary that was initially set at $65,000, but is subject to increase from time to time (which increased amount becomes a floor below which Mr. Kenney's annual base salary may not fall during the term of the agreement), and certain other benefits in effect for other senior executive officers. If Mr. Kenney terminates his employment for Good Reason or if the Company or the Bank terminates his employment without cause, Mr. Kenney will be entitled to a severance benefit equal to 150% of the sum of (i) the annual bonus paid to him during the fiscal year preceding the termination of employment and (ii) Mr. Kenney's then current annual base salary. Good Reason has substantially the same meaning in Mr. Kenney's agreement as in Mr. Grey's. As of January 1, 2000, Mr. Kenney's annual base salary is $95,000.

        The Bank entered into a severance agreement with Thomas R. Girard on June 18, 1997, which was amended and restated on May 18, 1999, to reflect the formation of the Company as the holding company of the Bank, among other things. The agreement provides that if, within three months following a change in control (as defined in the agreement), (i) Mr. Girard terminates his employment following a reduction in his commission schedule (other than a reduction based on the Bank's financial performance) or (ii) Mr. Girard's employment is terminated by the Bank without "cause", Mr. Girard would be entitled to receive a lump-sum payment equal to the lesser of his compensation during the fiscal year preceding the date of termination of his employment or $150,000.

Retirement Benefit

        The Bank has entered into a Split Dollar Agreement (the "Agreement") with David L. Grey and has established a related insurance trust (the "Trust"), for the purpose of providing a retirement benefit to Mr. Grey. The Agreement was entered into in light of the Bank's discontinuance of its qualified pension plan as part of its recapitalization efforts in 1991. Pursuant to the Agreement, the Bank has purchased a variable life insurance policy on the life of Mr. Grey, with Mr. Grey as the owner and the beneficiary (the "Policy"). The Agreement generally provides that the Bank will contribute $60,000 to the Trust each year until 2020 an amount necessary to permit the Trust to pay the premiums due under the Policy.

        Although Mr. Grey is the owner of the Policy, the Trust has the right to receive reimbursement, under certain circumstances, of all or a portion of the premiums paid under the Policy, or, if less, the cash surrender value of the Policy (the "Premium Reimbursement"). Mr. Grey has granted to the Trust a collateral assignment in the Policy for purposes of such reimbursement. The circumstances under which the Trust would be entitled to receive all of the Premium Reimbursement include (i) termination of Mr. Grey's employment for "cause"; and (ii) appointment of a conservator or a receiver for the Bank. The definition of "cause" for purposes of the Agreement is defined to include only termination as a result of Mr. Grey's deliberate dishonesty with respect to the Bank that results in his conviction of a crime. The Trust is obligated to pay over to the Bank any Premium Reimbursement amounts it receives.

         In the event of termination of Mr. Grey's employment upon retirement or for any other reason except for "cause", the Bank's obligation to pay premiums shall cease, and the Trust is required to release the collateral assignment to Mr. Grey (subject to the Trust's right, if any, to receive a Premium Reimbursement payment as described above). Following such release, Mr. Grey will own the Policy free of any lien or encumbrance. In the event of Mr. Grey's death, his beneficiaries would be entitled to receive the $1,628,571 death benefit under the Policy, subject to the Trust's right to receive the proportion of the Premium Reimbursement, if any, that it would otherwise be entitled to receive.

Retirement Plan

        The Bank maintains a 401(k) retirement plan with the Savings Bank Employees Retirement Association of Massachusetts. Any employee of the Bank who has attained the age of 21, has worked for the Bank for one year and has completed 1,000 hours of service during any one year may join the plan. A participant may contribute up to 15% of salary, subject to an annual dollar limitation which is adjusted yearly. Contributions by highly compensated employees as defined under the plan are subject to other limits under Federal law. The Bank will match 50% of any participant's contribution to a maximum of 3% of such participant's salary.

                 CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

        Some of the directors and principal officers of the Company and the Bank, as well as members of their immediate families and companies, organizations, trusts and other entities with which they are associated are, or during 1999 were, customers of the Bank in the ordinary course of business or had loans outstanding from the Bank during 1999, including loans of $60,000 or more. It is anticipated that such persons and their associates will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as prevailed at the same time for comparable transactions with unaffiliated persons and, when required by law, were approved by the Board of Investment (prior to the Conversion) or by the Board of Directors prior to closing. All loans to directors, executive officers or their associates at December 31, 1999 have performed in accordance with their original terms.

        The Bank leases space used by its Marblehead branch office from a trust, 72% of which is owned (as a limited partner) by an entity 1% of which is owned by Mark L. Klaman, a director of the Company and the Bank, and of which Mr. Klaman acts as its general partner. The Bank also leases space used by its Salem branch office from a trust of which Mr. Klaman is a trustee and a 30% beneficiary. The Bank paid the two trusts a total of $53,989 in 1999 for the lease of the two branch offices.

        The Bank employs the law firm of Tinti, Quinn, Grover & Frey P.C. for real estate conveyancing and other legal work. William Tinti, a director of the Company and the Bank, is President of the law firm. Mr. Tinti has estimated that, in 1999, the firm received legal fees of approximately $100,000 in connection with legal work it handled for the Bank, including fees paid directly by the Bank and fees paid by borrowers in connection with real estate closings.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information as of March 6, 2000 regarding (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and each nominee for director,
(iii) the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

                                               Amount and Nature        Percent
                                                 of Beneficial             of
   Name and Address                              Ownership (1)           Class

   David L. Grey                                 352,742   (2)           13.4%
     c/o Ipswich Savings Bank
     23 Market Street
     Ipswich, Massachusetts 01938

   Polaris Capital Management, Inc.              142,500   (3)            5.6
     125 Summer Street
     Boston, Massachusetts 02110

   Kingston Fund, L.P., Partnership For          157,400   (4)            6.2
   Bank Capital, L.P., Kingston Overseas
   Fund, Ltd., RCG Kingston, L.L.C. and
   D.B. Jennings, Inc.
   757 Third Avenue
   New York, NY 10017

   William M. Craft                               28,825   (5)            1.1
   Thomas A. Ellsworth                             8,000   (6)            0.3
   William E. George                              65,300   (7)            2.6
   Thomas R. Girard                               16,734   (8)            0.7
   Francis Kenney                                 25,624   (9)            1.0
   Mark L. Klaman                                 57,000  (10)            2.3
   John H. Morrow                                  7,720  (11)            0.3
   Lawrence J. Pszenny                            71,560  (12)            2.8
   William J. Tinti                               30,000  (13)            1.2

   All executive officers and

     directors as a group (11 persons)           671,541  (14)           24.8
---------------------


(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he has or shares voting power or investment power with respect to such shares, or has the right to acquire beneficial ownership of such shares at any time within 60 days of the date of this table.

(2) Includes 33,112 shares held by Mr. Grey's IRA, 125,810 shares held jointly with his wife, 50,740 shares held by his wife, 23,583 shares held by his wife in her IRA, 1,350 shares held by his wife as custodian for their two daughters, 18,147 shares held in his 401(k) retirement plan, and 100,000 shares subject to currently exercisable options.

(3) The Bank has received a Schedule 13G, dated March 4, 1999, which states that Polaris Capital Management, Inc., a registered investment adviser, beneficially owns 142,500 shares of Common Stock in its capacity as investment advisor to certain institutional and individual investors who have purchased the shares. The Schedule 13G states that Polaris Capital Management, Inc. has sole voting and dispositive power over these shares.

(4) The Company has been advised that, as of March 17, 2000, RCG Kingston Fund, Ltd., RCG Kingston, L.L.C., Kingston Fund, L.P, Ramius Capital Group, LLC, C4S & Co., LLC, Jennings & Gillen and Thomas F. Gillen are the beneficial owners of 122,400 shares; D.B. Jennings, Inc. and Donald B. Jennings are the beneficial owners of 157,400 shares; and The Partnership For Bank Capital, L.P. is the beneficial owner of 35,000 shares.

(5) Includes 10,325 shares held by Dr. Craft's IRA, 7,500 shares owned jointly with his wife, and 2,000 shares held jointly with each of two sons (4,000 shares total) and 7,000 shares subject to currently exercisable options.

(6) Includes 7,000 shares subject to currently exercisable options. Does not include 1,194 stock units allocated to Mr. Ellsworth's account pursuant to the Company's deferred compensation plan for directors.

(7) Includes 50,000 shares held by Mr. George's IRA, 300 shares owned by his wife and 15,000 shares subject to currently exercisable options.

(8) Includes 5,000 shares owned jointly by Mr. Girard and family members, 2,238 shares held in Mr. Girard's 401(k) retirement plan and 8,376 shares subject to currently exercisable options.

(9) Includes 11,150 shares owned jointly by Mr. Kenney with his wife, 2,224 shares held in Mr. Kenney's 401(k) retirement plan and 12,250 shares subject to currently exercisable options.

(10) Includes 45,500 shares owned by Mr. Klaman's wife and 2,250 shares held by her IRA, 2,250 shares held by Mr. Klaman's IRA and 7,000 shares subject to currently exercisable options. Does not include 1,233 stock units allocated to Mr. Klaman's account pursuant to the Company's deferred compensation plan for directors.

(11) Includes 720 shares owned jointly by Mr. Morrow with his wife and 7,000 shares subject to currently exercisable options. Does not include 1,237 stock units allocated to Mr. Morrow's account pursuant to the Company's deferred compensation plan for directors.

(12) Includes 35,500 shares owned jointly by Mr. Pszenny with his wife, 3,000 shares held by his IRA, 1,000 shares held by his wife, 1,000 shares held as custodian for his minor child, 1,000 shares owned by his son as to which shares Mr. Pszenny disclaims beneficial ownership and 15,000 shares subject to currently exercisable options. Does not include 1,312 stock units allocated to his account pursuant to the Company's deferred compensation plan for directors.

(13) Includes 25,000 shares held by Mr. Tinti's IRA and 5,000 shares subject to currently exercisable options.

(14) Includes 185,751 shares subject to currently exercisable options held by all directors and executive officers as a group.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Section  16(a)  of the  Securities  Exchange  Act  of  1934  requires  the
Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on review of copies of such forms furnished to the Company, the Company believes that during 1999 all Section 16(a) filing requirements applicable to its officers, directors, and greater-than-10% beneficial owners were complied with.

                         INFORMATION CONCERNING AUDITORS

      The Board of Directors has not yet selected an independent accountant to audit the Company's financial statements for the current fiscal year. The Auditing Committee intends to meet in May 2000 to recommend to the Board the selection of the Company's independent auditor for the 2000 fiscal year.

      The firm of Baker Newman & Noyes served as the Company's auditors during the past fiscal year. A representative of Baker Newman & Noyes is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                  SOLICITATION

      The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone, telecopier or similar means. The Company will also request persons, firms and corporations holding shares which are beneficially owned by others to send proxy materials to and obtain proxy instructions from such beneficial owners. The Company will reimburse those holders for their reasonable expenses.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      In order to be included in proxy materials for the 2001 annual meeting of stockholders or special meeting in lieu thereof, qualifying stockholder proposals must be delivered to the Company at its principal executive offices on or before November 22, 2000. Any such proposals should be mailed to: Clerk, IpswichBancshares, Inc., 23 Market Street, Ipswich, Massachusetts 01938.

      In addition, Section 2 of Article II of the Company's by-laws requires that a stockholder who wishes to propose an item of business for consideration at the annual meeting must provide notice of such item of business to the Company at its principal executive offices not less than 60 days nor more than 150 days before the date for such meeting. For next year's scheduled annual meeting, the deadline for submission of notice is February 25, 2001. Section 3 of Article III of the by-laws imposes the same deadline on the nomination by a stockholder of a candidate for election to the Board of Directors. Any proposal or nomination submitted after February 25, 2001 will be untimely. The by-laws contain a number of other substantive and procedural requirements which should be reviewed by any interested stockholder. A copy of the Company's By-Laws will be provided to any stockholder of the Company at no cost upon written request to the Clerk of the Company.

                                  MISCELLANEOUS

      The Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any business that may properly be presented at the Annual Meeting, other than the matters specifically listed in the Notice of Annual Meeting of Stockholders. No stockholder proposals or stockholder nominee was submitted timely to the Company. However, if any other business is properly presented, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                                REVOCABLE PROXY
                            IPSWICH BANCSHARES, INC.

      [ X ]  PLEASE MARK VOTES
             AS IN THIS EXAMPLE

                    This proxy iS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS
                 Annual Meeting of Stockholders April 26, 2000

The undersigned hereby appoints David L. Grey, Francis Kenney and Mariell Lyons, and each or any of them, as proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, of the undersigned to vote all shares of stock of Ipswich Bancshares, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Wednesday, April 26, 2000, and at any and all adjournments thereof, with all powers the undersigned would possess if personally present. The proxies are authorized to vote as indicated below upon the matters set forth herein and in their discretion upon all other matters which may properly come before said Meeting. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice and Proxy Statement for the Annual Meeting of Stockholders and hereby revokes any proxy or proxies, if any, heretofore given by him to others for said Meeting.

1. Election of directors.
        NOMINEES:
        William M. Craft
        David L. Grey
        John H. Morrow

                                With-       For All
                     For        hold        Except

                     [  ]       [  ]         [  ]


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

   If this proxy is properly executed and returned, the shares represented hereby will be voted. If a choice is specified above by the stockholder with respect to any matter to be acted upon, the shares will be voted upon that matter in accordance with the specification so made. IN THE ABSENCE OF ANY SPECIFICATION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

          Please be sure to sign and date this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

   Detach above card, sign, date and mail in postage paid envelope provided.

                            IPSWICH BANCSHARES, INC.

             PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD.

Joint owners should sign. When signing as an attorney, administrator, trustee, guardian or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partner, sign in partnership name.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY